SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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WEBMETHODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 27, 2001

Dear webMethods, Inc. Stockholders:

      You are cordially invited to attend the 2001 Annual Meeting of Stockholders of webMethods, Inc. to be held on September 7, 2001 at 11:00 a.m. local time, at the Hyatt Fair Lakes Hotel, 12777 Fair Lakes Circle, Fairfax, Virginia 22033.

      The matters we expect will be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and proxy statement.

      Enclosed is the 2001 Annual Report of webMethods, including our Form 10-K for the year ended March 31, 2001.

      It is very important that you vote your shares. Please take time to vote your shares today. You may do this by completing, signing and mailing the enclosed proxy card in the enclosed envelope or by following the alternative voting procedures described on the proxy card. Returning the proxy card or voting telephonically or via the Internet does not deprive you of your right to attend the meeting and to vote your shares in person. Please help us avoid the expense of follow-ups by voting your shares now.

      I look forward to seeing you at the meeting.

Sincerely,

Phillip Merrick
Chairman of the Board
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of webMethods, Inc.:

      The 2001 Annual Meeting of Stockholders of webMethods, Inc. will be held on September 7, 2001 at 11:00 a.m. local time, at the Hyatt Fair Lakes Hotel, 12777 Fair Lakes Circle, Fairfax, Virginia 22033 for the following purposes:

1.	To elect three persons as Class II directors to hold office until the annual meeting of stockholders in 2004.

2.	To approve an amendment to webMethods’ Amended and Restated Stock Option Plan providing for an annual increase in the number of shares reserved for issuance under that plan by five percent of the shares of common stock outstanding on each April 1, or such lesser number of shares as may be determined by the Board of Directors, commencing on April 1, 2002.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as webMethods’ independent public accountants for the year ending March 31, 2002.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this Notice, which we urge you to read carefully. Holders of record of webMethods common stock at the close of business on July 11, 2001, our record date, are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. The vote required for each of the proposals is set forth in the section of the proxy statement titled “Vote Required to Approve the Proposals.”

      Stockholders of webMethods are invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign and return the enclosed proxy card or follow the alternative voting procedures described in the section of the proxy statement titled “How to Vote the Proxy” as promptly as possible. Doing so will save webMethods additional expenses of solicitation and will help ensure that as many shares are represented as possible. You may revoke your proxy at any time before it is voted at the meeting in the manner described in the section of the proxy statement titled “How to Vote the Proxy.” Any executed but unmarked proxy cards we receive will be voted in favor of the items of business listed above.

By Order of the Board of Directors,

Jack L. Lewis
Secretary

Fairfax, Virginia

July 27, 2001

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

      The accompanying proxy is solicited on behalf of the Board of Directors of webMethods, Inc., a Delaware corporation, for use at the 2001 Annual Meeting of Stockholders of webMethods, Inc. to be held on September 7, 2001 at 11:00 a.m. local time, at the Hyatt Fair Lakes Hotel, 12777 Fair Lakes Circle, Fairfax, Virginia 22033 or at any adjournment or postponement of that meeting. We intend to mail this proxy statement and the accompanying form of proxy to stockholders on or about July 27, 2001. We have enclosed with this proxy statement an annual report for webMethods’ fiscal year ended March 31, 2001, including our annual report on Form 10-K.

Stockholders Entitled to Vote

      Stockholders of record of our common stock at the close of business on July 11, 2001, our record date, will be entitled to vote at the meeting. At the close of business on July 11, 2001, we had 49,385,255 shares of common stock outstanding and entitled to vote. Each of those shares entitles the holder to one vote for each matter to be voted upon at the meeting except for the election of directors, for which each share entitles the holder to one vote for each of the nominees.

Vote Required to Approve the Proposals

      With respect to Proposal No. 1, three directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting and voting on the election of directors. Proposals No. 2 and 3 each requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting. No proposal is conditioned upon the approval of any other proposal by the stockholders.

Votes Needed for a Quorum, Effect of Abstentions and Broker Non-Votes

      A majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. For purposes of the quorum and the discussion above regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present, and their shares count toward the quorum.

      On certain matters, brokers holding shares of record for customers are not entitled to vote on those matters unless they receive voting instructions from their customers. “Broker non-votes” means the votes that could have been cast on the matter in question if the brokers had received their customers’ instructions, and as to which the broker has notified webMethods on a proxy form in accordance with industry practice or has otherwise advised webMethods that it lacks voting authority.

      Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. Broker non-votes are not considered shares entitled to vote on the approval of the proposed amendment to webMethods’ stock option plan or the ratification of independent public accountants and therefore will not be taken into account in determining the outcome of the vote on those proposals. Abstentions are considered shares entitled to vote on those proposals and therefore will have the effect of a vote against each proposal to which the abstention applies.

How to Vote the Proxy

      The proxy accompanying this proxy statement is solicited on behalf of the webMethods Board of Directors for use at the meeting. Stockholders of record or registered stockholders should vote proxies by mail, telephonically or via the Internet as follows:

•	By mail: Complete, date and sign the accompanying proxy and promptly mail it in the return envelope provided.

•	By telephone: Call the toll-free number indicated on the enclosed proxy and follow the recorded instructions.

•	By Internet: Go to the website indicated on the enclosed proxy and follow the instructions provided.

      If your shares are held beneficially or in “street” name through a nominee, such as a broker, financial institution or other holder of record, your vote may also be cast by telephone, or by Internet, as well as by mail if your financial institution offers those voting alternatives. Please follow the specific instructions provided by your nominee on your proxy card.

      Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, financial institution or other holder of record and you wish to vote at the meeting, you must present at the meeting when you vote your shares a letter from your broker, financial institution or other holder of record confirming your beneficial ownership of the shares you intend to vote.

      If you complete, sign and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote to elect the three nominees as directors and in favor of each of the proposals submitted by webMethods at the meeting.

      All proper proxies that we receive prior to the vote being taken at the meeting will be voted as indicated on the proxy unless the proxy is revoked at the meeting. A proxy may be revoked by a written, dated document delivered to the General Counsel of webMethods prior to the meeting stating that the proxy is revoked; a subsequent proxy by the same person who voted the earlier proxy that is presented at or prior to the meeting; or attendance at the meeting and voting in person.

Solicitation of Proxies

      webMethods will pay the expenses of soliciting proxies to be voted at the meeting. We have engaged Mellon Investor Services to act as proxy solicitors. We will pay to Mellon their customary fees and expense reimbursement for those services. In addition to soliciting proxies through the mails, directors, officers and employees of webMethods may solicit proxies in person or by telephone, telegram, fax, electronic mail or other means of communication. Directors, officers and employees will not receive additional compensation for their efforts during this solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. After the original mailing of the proxies and other solicitation materials, webMethods will request that brokers, financial institutions, custodians, nominees and other record holders of webMethods stock forward copies of the proxy and solicitation materials to beneficial owners for whom they hold shares. webMethods intends to reimburse these record holders for reasonable expenses incurred in forwarding these materials.

Adjournment of Meeting

      In the event that sufficient votes in favor of the proposals are not received by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the meeting.

Copies of Securities Filings

      We have furnished with this proxy statement an annual report for our fiscal year ended March 31, 2001, including our annual report on Form 10-K for that year. Any stockholder who wishes to receive copies of our periodic securities filings on Forms 10-Q, 10-K or 8-K may request a copy by writing to our General Counsel at 3930 Pender Drive, Fairfax, Va. 22030.

Other Business

      Our Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to our Board, no matters are to be brought before the meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the best judgment of the persons voting such proxies.

Future Stockholder Proposals

      Stockholder proposals intended to be included in the proxy statement for our next annual meeting of stockholders should be sent to our General Counsel at 3930 Pender Drive, Fairfax, Virginia 22030. Under our bylaws, notice of any stockholder proposal to be made at an annual meeting of stockholders must be received no less than 45 days nor more than 75 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. A copy of the current bylaws may be obtained from our General Counsel by written request.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Our Board of Directors is currently comprised of eight directors. The bylaws divide the Board of Directors into three classes: Class I, Class II and Class III, with members of each class serving three-year terms and the term of office of each class ending in successive years. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term or until its successors are duly elected and qualified. The terms of the Class II directors, James Gauer, Jack Lewis and Gene Riechers, expire with this meeting; the terms of the Class III directors continue until the 2002 annual meeting; and the terms of the Class I directors continue until the 2003 annual meeting. Each of the Class II directors has been nominated for re-election at the meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. webMethods is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Directors and Nominees

      The names of the nominees for election as Class II directors at the meeting and of the incumbent Class I and Class III directors, and certain information about them, are included below.

Name	Age	Position

Nominees for election as Class II directors at the meeting who will serve for a term expiring in 2004:
James P. Gauer(2)	49	Director
Jack L. Lewis	56	Director, Secretary
Gene Riechers(1)(2)(3)	46	Director

Incumbent Class III directors with terms expiring in 2002:
Phillip Merrick(3)	38	Chairman of the Board and Chief Executive Officer
Jerry J. Jasinowski	62	Director
Michael Levinthal(1)(3)	46	Director

Incumbent Class I directors with terms expiring in 2003:
R. James Green	51	Director, Chief Technology Officer and Executive Vice President
Robert Vasan(1)	35	Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating Committee

      James Gauer has been a director of webMethods since August 2000. Since April 1999, he has served as a general partner of Palomar Ventures, a venture capital investment firm, and, from December 1992 to April 1999, he was a general partner of Enterprise Partners. Mr. Gauer serves on the Board of Directors of Efficient Networks, Inc. and is also a director of several privately held companies. Mr. Gauer holds a BA in Mathematics from the University of California, Los Angeles.

      Jack Lewis has been a director of webMethods since January 1997. Mr. Lewis has also served as our secretary since January 1998. He has been a partner in the law firm of Shaw Pittman since January 1999. Prior to joining Shaw Pittman, Mr. Lewis was a stockholder in the law firm of Tucker, Flyer & Lewis, P.C., which he co-founded in 1975. Mr. Lewis holds an AB in History from Brown University and a JD from Cornell Law School.

      Gene Riechers has been a director of webMethods since November 1997. Since June 2001, Mr. Riechers has been a general partner of Broadreach Partners, which provides consulting services to emerging technology companies, and, from April 2001 to June 2001, he was an independent consultant to emerging technology companies. From 1996 to April 2001, Mr. Riechers served as a Managing Director of FBR Technology Venture Partners L.P., a venture capital fund. From December 1995 to December 1996, Mr. Riechers served as the Chief Financial Officer of CyberCash, Inc., an Internet transaction processing company. From September 1993 to December 1995, he served as Chief Financial Officer and Vice President, Business Development of Online Resources & Communications Corp., an online banking company. Mr. Riechers also serves as a director of LifeMinders.com, Inc., an Internet online direct marketing company, and of several privately held companies. He has a BS in Accounting from Pennsylvania State University and an MBA from Loyola College.

      Phillip Merrick, the founder of webMethods, has served as Chairman of the Board and Chief Executive Officer since its inception in June 1996 and as President from its inception until August 2000. Before founding webMethods, he served from December 1994 to February 1996 as Vice President of Engineering at Open Software Associates, an Internet and graphic user interface tools company. From 1990 to 1994, Mr. Merrick was Director of Development at Magna Software Corporation. Mr. Merrick holds a BS in Computer Science from the University of Melbourne in Australia.

      Jerry Jasinowski has been a director of webMethods since July 2001. Since 1990, he has served as President of the National Association of Manufacturers, the largest US business advocacy and policy association. Mr. Jasinowski is also an author and commentator on economic, industrial and governmental issues. He is a director of Harsco Corporation and The Phoenix Companies, Inc. and serves on the advisory boards of several e-commerce companies. Mr. Jasinowski has a BA in Economics from Indiana University, and an MS in Economics from Columbia University and is a graduate of the Harvard Business School’s Advanced Management Program.

      Michael Levinthal has been a director of webMethods since September 1998. Since 1984, he has been partner or director of various entities associated with the Mayfield Fund, a venture capital fund, of which he is a general partner. He is a director of Concur Technologies, Inc., a workplace e-commerce software company. Mr. Levinthal holds an MBA, an MS in Industrial Engineering and a BS in Engineering from Stanford University.

      R.  James Green has been a director of webMethods and served as it Chief Technology Officer and Executive Vice President since August 2000. Prior to joining webMethods, Mr. Green co-founded and served as Chairman and Chief Executive Officer of Active Software, Inc., which webMethods acquired in August 2000. Prior to founding Active Software, Mr. Green established and managed the distributed objects program at Sun Microsystems, Inc., a provider of network computing products, where he was Director of Engineering from 1988 to 1995. Mr. Green holds a BA from Hanover College, an MS from North Carolina State University and an MS in Computer Science from San Jose State.

      Robert Vasan has been a director of webMethods since September 1998. He is a general partner of Mayfield Fund, a venture capital fund, where he has served as a partner since June 1998. In 1996 and 1997, Mr. Vasan was a private investor focusing on information technology companies. In 1997 and 1998, Mr. Vasan attended Harvard Business School. From 1994 to 1996, Mr. Vasan was Director of Technology for Risk Management Solutions, a software company. Mr. Vasan also serves as a director of Aether Systems, Inc. Mr. Vasan holds a BAS dual degree in Industrial Engineering and Economics from Stanford University, and has an MBA from the Harvard Business School.

Board of Directors’ Meetings and Committees

      The Board of Directors met ten times, including telephone conference meetings, and took action once by written consent during our fiscal year ended March 31, 2001. During that year, no current director attended fewer than 75% of aggregate of (a) the total number of meetings of the board held while he was a director and (b) the total number of meetings held by all committees of the Board on which he then served.

      The Board of Directors has an audit committee, a compensation committee and a nominating committee.

      Audit Committee. The audit committee makes recommendations to the Board of Directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by webMethods’ independent accountants and reviews and evaluates the audit and control functions. The Board of Directors has adopted a written charter for the audit committee, which was included as an appendix to the joint proxy statement/prospectus for our annual meeting on August 15, 2000. The audit committee consists solely of directors who, in the opinion of the Board of Directors, are free from any relationship that would interfere with the exercise of independent judgment in the discharge of the audit committee’s duties. All audit committee members are able to read and understand fundamental financial statements, and at least one member has financial sophistication by virtue of accounting or related financial management expertise. During our fiscal year 2001, the audit committee was comprised of Gene Riechers (Chairman), Dennis Jones, who resigned as a director after the end of that year, and James Gauer, and met twice.

      Compensation Committee. The compensation committee reviews and makes recommendations regarding webMethods’ stock plans and makes decisions concerning salaries and incentive compensation for management. The compensation committee consists solely of directors who are not current or former employees of webMethods or any subsidiary. The compensation committee met once and took action by written consent eleven times during fiscal year 2001. The compensation committee currently consists of Gene Riechers (Chairman), Michael Levinthal and Robert Vasan.

      Nominating Committee. The creation of the nominating committee was authorized by the Board of Directors in June 2001 to consider and make recommendations to the Board concerning the appropriate size, function and needs of our Board of Directors. This responsibility will include screening and nominating candidates to fill positions on the Board and recommending nominees for approval by our Board of Directors and stockholders. In exercising its responsibilities for nominating candidates for election as directors after the 2001 annual meeting of stockholders, the nominating committee will consider persons recommended by stockholders. Stockholder recommendations should be submitted to our General Counsel at 3930 Pender Drive, Fairfax, Virginia 22030, and they will be forwarded to the nominating committee members for consideration. The nominating committee consists of Phillip Merrick (Chairman), Michael Levinthal and Gene Riechers.

Compensation Committee Interlocks and Insider Participation

      None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or compensation committee.

Director Compensation

      Directors currently do not receive any cash compensation from webMethods for their services as members of the Board of Directors, although members are reimbursed for expenses in connection with attendance at Board of Directors and committee meetings. Directors are eligible to participate in our stock option plan, but no current director received any grant of stock options for their services as members of the Board of Directors during our fiscal year 2001.

Required Vote

      The nominees must be approved by the plurality of votes of the shares present in person or by proxy at the meeting to be elected as directors. Abstentions or broker non-votes will not be counted as voted for or against any nominee or director.

The Board recommends a vote “FOR” the election of

each nominee to serve as a director of webMethods.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO WEBMETHODS’ STOCK OPTION PLAN

      In November 1996, the Board adopted the webMethods, Inc. Stock Option Plan, and our stockholders approved that plan in January 1997. In July 2000, the Board amended and restated the plan to increase the shares reserved for issuance and to implement provisions intended to comply with requirements of Section 162(m) of the Internal Revenue Code. We sought to comply with Section 162(m) so that any tax deduction for compensation paid to executive officers under the plan would be expected to qualify as deductible “performance-based compensation.” Our stockholders approved the Amended and Restated Stock Option Plan in August 2000.

      The Amended and Restated Stock Option Plan, which we refer to as the plan in this discussion, provides for a grant of stock options and stock appreciation rights — referred to as Awards — to employees, directors, consultants and advisers of webMethods and its subsidiaries. The plan is designed to enable webMethods to motivate, attract and retain qualified people, provide an equity participation incentive to these people and reward those who contribute to the operating progress and earning power of webMethods. We believe that the plan is a critical component of our ability to retain and motivate highly skilled management, sales, marketing and product development personnel and recruit qualified personnel. The Board of Directors believes that maintaining an adequate reserve of shares for issuance of Awards under the plan is important to our continued ability to attract, motivate and retain the highly-skilled personnel that are essential to our success.

      All of our employees at June 30, 2001 had been granted options under the plan. From March 31, 2000 through June 30, 2001, our employees nearly quadrupled from 276 to 1,070 in connection with our rapid growth, and we granted approximately 9.5 million options under the plan during that time. Of those Awards, only 260,000 options, or less than 3% of those Awards, were granted to our executive officers. Our Awards in that period included options granted under the plan to all employees who joined us as a result of the acquisitions of Active Software and IntelliFrame Corporation, in August 2000 and February 2001, respectively. To help ensure a high retention rate of Active Software employees, we granted them almost 3.3 million options under the plan in August 2000 to counteract the partial acceleration of their Active Software options upon the acquisition.

      As of June 30, 2001, options had been granted under the plan, net of cancellations, to purchase 11,655,809 shares of our common stock. At that date, 4,139,762 shares had been issued upon the exercise of options granted under the plan, and there were options outstanding under the plan to purchase 7,516,047 shares. As a result of our option exchange program, which is described below, we were obligated on June 30, 2001 to issue options covering 7,489,763 shares before December 31, 2001, with the result that only 1,585,428 shares were available for future grant under the plan at June 30, 2001. The Board of Directors believes the remaining shares are inadequate to meet our expected needs until our annual meeting in 2002.

Proposed amendment to the stock option plan

      In June 2001, the Board of Directors approved an amendment to the plan providing for an annual increase in the number of shares reserved for issuance under that plan by five percent of our shares of common stock outstanding on each April 1, or such lesser number of shares as may be determined by the Board, commencing on April 1, 2002. The number of shares reserved for issuance under the plan will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock as a result of a stock split, reverse split, stock dividend, combination or reclassification of the common stock or any similar event. This amendment will allow us to continue granting Awards under the plan during its term. Our Board believes that the proposed automatic increase in the number of shares reserved under the plan is necessary in order to enable us to make Awards to motivate, retain and attract qualified employees and also to encourage stock ownership by plan participants, thereby aligning their interests with those of webMethods’ stockholders. Our Board of Directors believes that approval of the proposed amendment to the plan is in the best interests of webMethods and our stockholders.

Option exchange program

      In April 2001, we implemented an option exchange program under which employees were offered the opportunity to exchange stock options granted under the webMethods Amended and Restated Stock Option Plan or the Active Software 1999 Stock Plan with exercise prices of $40.00 or more for new options to purchase an equal number of shares. Employees choosing to participate in the option exchange program were required to exchange all option grants received after November 9, 2000, even if some of those grants had an exercise price below $40.00 per share. We agreed to grant new options on the date of the first meeting of the compensation committee that is held at least six months and one day following the date the options were accepted for exchange, but no later than December 31, 2001, to employees who validly tendered their options in the option exchange program and remain an employee of webMethods or one of our subsidiaries. The exercise price of the new options will be at the fair market value of our common stock on the date of grant of the new options. The Board of Directors and compensation committee considered the option exchange program necessary to retain and motivate our highly-skilled personnel essential to our success, many of whom had Awards with exercise prices between $81.75 and $254.27 per share. The option exchange program was structured to comply with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” and we expect that there will be no accounting charge to webMethods as a result of the option exchange program.

      The option exchange program ended in May 2001, and we accepted approximately 79% of the options eligible to participate. None of our executive officers tendered stock options for cancellation in the option exchange program. A total of 7,489,763 stock options were canceled as a result of the option exchange program, including options covering 572,403 shares granted by Active Software under its stock option plan and assumed by us in August 2000 in connection with our acquisition of Active Software. We are required to reduce the shares available under the plan for future grant to provide sufficient shares to issue such new options to those persons who exchanged options in the option exchange program and remain employees of webMethods on the date such new options are granted.

Summary of the plan

      The following is a summary of the principal features of the plan, but is not a complete description of all of the provisions of the plan. Any stockholder who wishes to obtain a copy of the plan may do so upon written request to our General Counsel, at 3930 Pender Drive, Fairfax, Virginia 22030.

      Administration. The plan may be administered by the Board or a committee appointed by the Board. Under the plan, the committee administering the plan with respect to persons who are or are reasonably expected to be “covered employees” for purposes of Section 162(m) must be composed of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The plan currently is administered by the compensation committee, the members of which are appointed by the Board. The compensation committee currently consists of Messrs. Riechers, Levinthal and Vasan, all of whom are “outside directors.”

      Subject to the terms of the plan, the committee administering the plan determines the persons who are to receive Awards, the number of shares subject to each Award and the terms and conditions of each Award. The committee may also amend the terms of an outstanding Award. The committee administering the plan has the authority to construe and interpret any of the provisions of the plan or any Awards granted under the plan.

      Eligibility. Employees, directors, consultants and advisers of webMethods, and any subsidiaries, are eligible to receive Awards under the plan. As of June 30, 2001 approximately 1,070 persons were eligible to receive Awards under the plan.

      Stock options. The plan provides for the grant of both incentive stock options, or ISOs, that are intended to qualify under section 422 of the Internal Revenue Code, and nonqualified stock options, or NQSOs. ISOs may be granted only to employees of webMethods or of a parent or subsidiary of webMethods. All Awards other than ISOs may be granted to employees, directors, consultants and advisers. The exercise price of ISOs must be at least equal to the fair market value of the common stock on the date of grant, except for those granted to certain stockholders owning 10% or more of our outstanding stock, which must have an exercise price at least equal to 110% of the fair market value on the date of grant. The maximum term of options granted under the plan is ten years although the maximum term of ISO’s granted to certain ten percent owners is five years. The exercise price of options granted under the plan may be paid as approved by the compensation committee at the time of grant in cash or by such other means as are specified in the stock option agreement relating to such options.

      Stock appreciation rights. The plan allows grants of stock appreciation rights. A stock appreciation right entitles the person to whom it is granted, upon exercise of the stock appreciation right, to receive cash or other consideration equal to the difference between the fair market value on the date of grant and the date of exercise. To date, we have not granted any stock appreciation rights under the plan.

      Term and amendment of the plan. The plan will terminate in November 2006, unless terminated sooner in accordance with its terms. The Board may at any time amend or terminate the plan, except for amendments that increase the number of shares subject to issuance under the plan, which also require stockholder approval.

New plan benefits

      As of June 30, 2001, no option grants have been made under the plan using any of the additional shares that will be reserved under the plan on any following April 1 if the proposed amendment is approved by our stockholders. Because participation under the plan is subject to the discretion of the compensation committee, the numbers of option grants to be made under the plan in fiscal year 2002 to the individuals or groups of individuals listed in the table below, and the prices at which these grants will be made, are not currently determinable. The following table sets forth the option grants that were made during the fiscal year ended March 31, 2001 under the plan to:

•	Our executive officers;

•	All current webMethods executive officers, as a group;

•	All current webMethods directors who are not executive officers, as a group; and

•	All employees including officers who are not executive officers, as a group.

	Weighted
	Average	Number of
Name and Position	Exercise Price	Shares

Phillip Merrick, Chairman and Chief Executive Officer	0	0

David Mitchell, President and Chief Operating Officer	0	0

Jim Green, Chief Technology Officer and Executive Vice President	$88.88	200,000

Mary Dridi, Chief Financial Officer	$88.88	60,000

All current executive officers as a group (4 persons)	$88.88	260,000

All current directors who are not executive officers as a group (6 persons)	0	0

All employees, including officers who are not executive officers, as a group	$82.77	9,933,149

Federal income tax information

      The following is a general summary as of the date of this proxy statement of the US federal income tax consequences to webMethods and participants under the plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

      Incentive stock options. A participant will not recognize income upon grant of an ISO and will not pay regular income tax on its exercise. The amount by which the fair market value of stock received on the date of exercise of an ISO exceeds the exercise price is, however, included in determining the participant’s liability for the alternative minimum tax. If the participant sells or disposes of the stock acquired upon exercise of an ISO, following the later of one year after the date the option was exercised and two years after the date the option was granted, the participant generally will realize capital gain or loss, rather than ordinary income or loss, upon disposition of the ISO shares. This gain or loss will be equal to the difference between the amount realized upon that disposition and the amount paid for the ISO shares.

      If the participant sells or disposes of ISO shares prior to the expiration of either required holding period, which is called a disqualifying disposition, then gain realized upon the disposition, up to the difference between the fair market value of the ISO shares on the dates of exercise, or, if less, the amount realized on a sale of the shares, and the option exercise price, generally will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO shares were held by the participant.

      Nonqualified stock options. A participant will not recognize any taxable income at the time a NQSO is granted. Upon exercise of a NQSO, the participant will normally include in income as ordinary compensation income an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant’s exercise price. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

      Stock appreciation rights. A participant exercising a stock appreciation right will normally recognize the amount of money or fair market value of other consideration received upon exercise as ordinary compensation income.

      Tax treatment of webMethods. Subject to compliance with Section 162(m) of the Internal Revenue Code, we will be entitled to a deduction in connection with the exercise of a NQSO or stock appreciation right by a participant to the extent that the participant recognizes ordinary income. We will be entitled to a deduction in connection with the disposition of ISO shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO shares.

      Section 162(m) of the Internal Revenue Code would render non-deductible to us certain compensation in excess of $1,000,000 in any year to certain of our executive officers unless such excess compensation is “performance-based compensation” (as defined in the Code) or is otherwise exempt from Section 162(m). Options and stock appreciation rights granted under the plan with exercise prices at not less than the fair market value on the date of grant are intended to qualify as performance-based compensation.

ERISA

      The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 or “ERISA” and is not qualified under section 401(a) of the Internal Revenue Code.

Required Vote

      Approval of the proposed amendment to the webMethods, Inc. Amended and Restated Stock Option Plan requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will be treated as votes against the proposal and broker non-votes will have no effect on the voting results. In the event that the proposed amendment to the Amended and Restated Stock Option Plan is not approved, the proposed increase in the number of shares reserved under the plan will not be effective and we will be limited in our ability to issue additional options under the plan.

      The Board recommends a vote “FOR” approval of the amendment to the

Amended and Restated Stock Option Plan.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      We have selected PricewaterhouseCoopers LLP as our independent public accountants to perform the audit of our financial statements for the year ending March 31, 2002, and the stockholders are being asked to ratify this selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

      Fiscal 2001 Audit Firm Fee Summary. During fiscal year 2001, we retained our principal independent public accountants, PricewaterhouseCoopers, LLP, to provide services in the following categories and amounts:

Audit Fees, including audits performed in connection with an acquisition accounted for as a pooling of interests	$582,000

Financial Information Systems Design and Implementation Fees	none

All Other Fees, primarily for services relating to taxes and matters relating to acquisitions and a pooling-of-interest transaction	$550,000

      The audit committee of the Board of Directors has considered whether the provision of non-audit services by our principal independent public accountants is compatible with maintaining the independence of our principal independent public accountants.

      The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the meeting and entitled to vote on the proposal will be required to approve the ratification of PricewaterhouseCoopers LLP as our independent public accountants for the year ending March 31, 2002. Abstentions will be treated as votes against the ratification of PricewaterhouseCoopers LLP as our independent public accountants and broker non-votes will have no effect on the voting results. If our stockholders fail to ratify the appointment, the Board will consider it a direction to select other public accountants for the fiscal year ending March 31, 2002 and subsequent years. Even if the selection is ratified, the Board, in its discretion, may select a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interest of webMethods and its stockholders.

The Board recommends a vote “FOR” the ratification

of the selection of PricewaterhouseCoopers LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of webMethods common stock as of July 11, 2001 by:

•	each person who is known by webMethods to own beneficially more than five percent (5%) of its common stock;

•	each director of webMethods;

•	each of the executive officers named in the Summary Compensation Table in this proxy statement; and

•	all directors and executive officers of webMethods as a group.

      Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable under stock options that are exercisable within sixty (60) days of July 11, 2001. Those shares issuable under stock options are deemed outstanding for computing the percentage of each person holding options but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based upon 49,385,255 shares of common stock outstanding as of July 11, 2001.

      Unless otherwise indicated, the address for each listed stockholder is: c/ o webMethods, Inc., 3930 Pender Drive, Fairfax, Virginia 22030. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting power and investment power with respect to all shares of common stock.

	Shares
	Beneficially Owned

Name of Beneficial Owner	Number	Percent

FMR Corporation(1)	7,148,084	14.5%

Putnam Investments, LLC(2)	6,533,039	13.2

Phillip Merrick(3)	2,862,625	5.8

David Mitchell(4)	265,169	*

Jim Green(5)	627,726	1.3

Mary Dridi(6)	182,818	*

James P. Gauer(7)	21,080	*

Jerry J. Jasinowski(8)	2,133	*

Michael J. Levinthal(9)	173,262	*

Jack L. Lewis(10)	1,034,545	2.1

Gene Riechers(11)	91,328	*

Robert T. Vasan(12)	37,320	*

All executive officers and directors as a group (10 persons)(13)	5,298,006	10.6

*	Less than one percent.

(1)	Based solely upon a Schedule 13F dated March 31, 2001, which provides information on voting and investment power. The principal address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Based solely upon a Schedule 13F dated March 31, 2001, which provides information on voting and investment power. The principal address of Putnam Investments, LLC is One Post Office Square, Boston, Massachusetts 02109.

(3)	Includes (a) 1,053,782 shares held of record by Mr. Merrick and Caren DeWitt, jointly, (b) 1,555,365 shares held of record by a trust, (c) 153,128 shares held of record by Caren DeWitt, Mr. Merrick’s spouse, and (d) 100,350 shares subject to option exercise by Mr. Merrick within 60 days of July 11, 2001.

(4)	Includes 159,655 shares held of record by Mr. Mitchell and 105,514 shares subject to option exercise by Mr. Mitchell within 60 days of July 11, 2001.

(5)	Includes 509,855 shares held of record by a family trust and 117,871 shares subject to option exercise by Mr. Green within 60 days of July 11, 2001.

(6)	Includes 16,920 shares held of record by Ms. Dridi, 4,598 shares held of record by two trusts for which Ms. Dridi is trustee and 161,300 shares subject to option exercise by Ms. Dridi within 60 days of July 11, 2001.

(7)	Includes 10,540 shares held of record by Mr. Gauer and 10,540 shares subject to option exercise by Mr. Gauer within 60 days of July 11, 2001.

(8)	Includes 600 shares held of record by Mr. Jasinowski and 1,533 shares subject to option exercise by Mr. Jasinowski within 60 days of July 11, 2001.

(9)	Includes 63,784 shared held of record by Mr. Levinthal, 77,285 shares held of record by family trusts and 32,193 shares subject to option exercise by Mr. Levinthal within 60 days of July 11, 2001.

(10)	Includes (a) 18,491 shares held of record by Mr. Lewis, (b) 29,127 shares subject to option exercise by Mr. Lewis within 60 days of July 11, 2001, (c) 681,850 shares held of record by The Merrick Children’s Irrevocable Trust, of which Mr. Lewis is trustee, (d) 139,219 shares held of record by various trusts for which his spouse is trustee and (e) 165,858 shares held of record by a family trust for which Mr. Lewis is trustee. Mr. Lewis disclaims beneficial ownership of the 681,850 shares held of record by The Merrick Children’s Irrevocable Trust and the 139,219 shares held by the trusts for which his spouse is trustee.

(11)	Includes 59,135 shares held of record by Mr. Riechers and 32,193 shares subject to option exercise by Mr. Riechers within 60 days of July 11, 2001.

(12)	Includes 20,457 shares held of record by family trusts and 16,863 shares subject to option exercise by Mr. Vasan within 60 days of July 11, 2001.

(13)	Includes 4,690,522 outstanding shares beneficially owned by current webMethods directors and executive officers as a group, as reported above, and 607,484 shares subject to options exercisable within 60 days of July 11, 2001 held by current directors and executive officers as a group.

EXECUTIVE COMPENSATION

      The following table sets forth compensation information for the fiscal year ended March 31, 2001 paid by us for services by our Chief Executive Officer, and our three other highest-paid executive officers whose salary total and bonus for such fiscal year exceeded $100,000, collectively referred to as the Named Officers.

SUMMARY COMPENSATION TABLE

					Long Term
					Compensation
		Annual Compensation			Awards

	Year			Other	Securities
	Ended			Annual	Underlying	All Other
Name and Principal Position	March 31	Salary($)	Bonus($)	Compensation($)(1)	Options/SARs	Compensation($)

Phillip Merrick	2001	$182,158	$66,147	0	0	$1,989	(2)
Chairman and CEO	2000	156,262	93,750	0	0	8,583	(3)
	1999	100,012	0	0	0	1,566	(4)

David Mitchell	2001	145,729	163,626	0	0	3,691	(5)
President and COO	2000	127,512	103,750	0	99,999	14	(6)
	1999	82,512	67,069	0	(7)	(7)

Jim Green*	2001	160,045	95,886	0	200,000	745	(8)
CTO and Executive Vice President

Mary Dridi	2001	145,729	85,798	0	60,000	178	(9)
Chief Financial Officer	2000	130,012	28,000	0	183,960	3,409	(10)
	1999	91,291	0	0	(7)	(7)

*	Mr. Green joined webMethods in August 2000 following our acquisition of Active Software, Inc. His compensation reflects his compensation at Active from April 1, 2000 to August 16, 2000 and at webMethods thereafter.

(1)	In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Officers which do not exceed the lesser of either $50,000 or 10% of any such Officer’s salary and bonus disclosed in this table.

(2)	Consists of payment of $1,774 for disability insurance premium and $215 for taxable group term life insurance policy premium.

(3)	Consists of payment of $1,663 for disability insurance premium, $14 for taxable group term life insurance policy premium and $6,906 for fees relating to estate planning.

(4)	Consists of payment for disability insurance premium.

(5)	Consists of payment of $171 for taxable group term life insurance policy premium and $3,520 for fees relating to financial advice.

(6)	Consists of payment of $14 for taxable group term life insurance policy premium.

(7)	Not previously reported by webMethods and not required to be provided.

(8)	Consists of payment for taxable group term life insurance policy premium.

(9)	Consists of payment for taxable group term life insurance policy premium.

(10)	Consists of payment of $3,395 for taxable travel expenses relating to the initial public offering and $14 for taxable group term life insurance policy premium.

OPTION GRANTS IN FISCAL 2001

Option Grants in Last Fiscal Year

      The following table sets forth each grant of stock options during fiscal 2001 to each of the Named Officers. No stock appreciation rights were granted during the fiscal year. The options listed in the table have a term of ten years and vest as described in the notes to the table.

      The percentage numbers are based on options to purchase an aggregate of 10,193,149 shares of our common stock granted to eligible participants under our stock option plan during fiscal 2001. The exercise price was equal to the fair market value of our common stock as valued by the compensation committee of our Board of Directors on the date of the grant. The exercise price may be paid in cash or by such other means as are specified in the stock option agreement relating to the grant. The holder of the option is responsible for payment of any federal and state income tax liability incurred by the holder in connection with such exercise.

      The potential realizable value is calculated based on a ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed because of Securities and Exchange Commission rules and does not represent our prediction of our stock price performance. These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date, based upon the market value of our common stock on the date of option grant.

	Individual Grants
					Potential Realizable Value
	Number of				at Assumed Annual Rates of
	Securities	% of Total			Stock Price Appreciation
	Underlying	Options			for Option Term
	Options	Granted in	Exercise Price	Expiration
Name	Granted	Fiscal 2001	($/Share)	Date	5%	10%

Phillip Merrick	–0–	—	—	—	—	—

David Mitchell	–0–	—	—	—	—	—

Jim Green	200,000 (1)	1.87	88.88	Aug. 25, 2010	$11,183,448	$28,341,054

Mary Dridi	60,000 (1)	0.56	88.88	Aug. 28, 2010	3,518,206	8,760,948

(1)	Vesting occurs over a four-year period with 25% vesting on the first anniversary of the date of grant and the remaining 75% vesting in equal monthly installments over the next 36 months.

Option Values

      The following table sets forth for each of webMethods’ Named Officers options exercised and the number and value of securities underlying unexercised options that are held by webMethods’ Named Officers as of March 31, 2001. The value of unexercised in-the-money options at 2001 fiscal year end has been calculated on the basis of $20.875 per share, the closing price quoted on the Nasdaq National Market for webMethods common stock on March 30, 2001 less the applicable exercise price per share, multiplied by the number of shares underlying the options.

			Underlying
			Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		March 31, 2001		March 31, 2001
	Acquired	Value
Name	on Exercise	Realized(1)	Vested	Unvested	Vested	Unvested

Phillip Merrick	0	0	92,685	30,660	1,768,250	454,628

David Mitchell	114,132	$11,261,931	39,620	159,825	563,197	2,476,286

Jim Green	0	0	60,605	218,445	0	0

Mary Dridi	0	0	107,717	200,768	2,024,147	2,625,421

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

Employment Agreements and Change of Control Arrangements

      None of the Named Officers has an employment agreement with webMethods. These officers may resign, or we may terminate their employment, at any time. Each of the Named Officers is party to an agreement with us under which the Named Officer may continue to receive base salary and benefits after the Named Officer’s resignation or termination. We are obligated to make payments if a Named Officer is terminated without cause (as defined by the agreement) or resigns for certain reasons, including, in the event of a change in control of webMethods, the Named Officer ceasing to be an executive officer of webMethods or a reduction or change in the Named Officer’s duties within two years of the change in control. Our obligation to make payments ceases upon the earlier of one year from the date of termination or resignation or when the Named Officer commences full-time employment with another employer.

      Stock options granted to employees (including our Named Officers) under webMethods’ Amended and Restated Stock Option Plan generally provide for accelerated vesting if, within one year after a change of control of webMethods, there is either a termination of the participant’s employment other than for cause (as defined in the agreement) or a voluntary termination by participant of employment within 90 days after good reason (as defined in the agreement) first exists. For purposes of that provision, a “change of control” occurs if (i) a person or group acquires direct or indirect ownership of not less than a majority of our then-outstanding voting securities, (ii) our stockholders approve a merger or consolidation involving webMethods and resulting in a change of ownership of a majority of the then-outstanding shares of our voting securities or (iii) our stockholders approve a plan of liquidation or dissolution of webMethods or the sale or disposition of all or substantially all of our assets.

      None of the “Report of the Compensation Committee of the Board of Directors,” the “Report of the Audit Committee of the Board of Directors” or the material under the caption “Stock Price Performance Graph” shall be deemed to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended, nor shall the reports or the graph be deemed to be incorporated by reference in any past or future filing by webMethods under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended. In addition, the reports and the graph shall not be deemed to be “soliciting material.”

REPORT OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

      The compensation committee of webMethods’ Board of Directors determines the compensation of webMethods’ executive officers. The compensation committee is composed entirely of directors who are not, and have never been, officers or employees of webMethods and its members are designated by the Board of Directors. Current members of the compensation committee are Gene Riechers, Michael Levinthal and Robert Vasan.

      The following report summarizes the philosophies and methods that the compensation committee uses to establish and administer webMethods’ executive compensation programs.

Compensation Philosophy

      webMethods’ executive compensation programs are designed to attract and retain qualified executives and allow webMethods flexibility to respond to changes in its business environment. webMethods believes that achievement in its competitive and rapidly changing business environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of webMethods’ compensation programs are to align compensation with webMethods’ business objectives and performance, to foster teamwork and to enable webMethods to attract, retain and reward employees who contribute to webMethods’ long-term success.

Compensation Components

      Each executive officer’s compensation package is comprised of three components: base salary, bonus and stock-based incentive awards. The summary below describes each of these components and the factors considered by the compensation committee in determining awards under each.

      Base salary. Base salary reflects individual performance and personal expertise. The level of base salary is based primarily upon the individual qualifications and relevant experience of each officer, the strategic goals for which the officer has primary responsibility, the compensation levels at similar companies and, based on market comparisons, the incentives necessary to attract and retain qualified management. Base salaries are adjusted each year to allow webMethods to maintain a competitive salary structure and to reward individual performance and growth.

      Bonus. Bonuses are tied to the achievement of certain performance standards or to reward outstanding service or achievement, are paid in cash and are variable in amounts. Cash bonuses are awarded on a discretionary basis based on achievement of departmental team goals and company-wide goals.

      Stock-based incentive awards. Stock-based incentive awards are designed to align the interests of the executive officers with that of the stockholders. Officers are awarded options to purchase shares of webMethods common stock under its stock option plan. The compensation committee considers the officer’s position with webMethods, his or her responsibilities and performance and the practices at similar companies, as well as the officer’s existing level of equity ownership in webMethods. Each option grant allows an officer to acquire shares of webMethods common stock over a period of time, up to ten years, at a fixed price per share, which is the fair market value of a share of common stock on the date of the grant. Options typically vest at the rate of 25% on the first anniversary of the date of grant and in equal monthly installments thereafter over a three-year period, so long as the officer continues to be employed by webMethods.

Compensation of the Chief Executive Officer

      Phillip Merrick has been webMethods’ Chief Executive Officer since its inception in June 1996. His base salary and bonus for the year ended March 31, 2001 were $182,146 and $66,137, respectively. This represented an increase in base salary of approximately 16.6% from his base salary in the year ended March 31, 2000. The bonus paid to Mr. Merrick in the fiscal year ended March 31, 2001 was approximately 29.4% less than the bonus paid to him in the year ended March 31, 2000. Mr. Merrick did not receive any grant of stock options during fiscal year 2001. The compensation committee evaluates a number of factors to determine the compensation received by Mr. Merrick, including salaries for chief executive officers of similar companies, the achievement of team-based goals and webMethods’ performance.

Deductibility of Executive Compensation

      The compensation committee has considered the impact of Section 162(m) of the Internal Revenue Code under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer and the four other highly compensated executive officers, respectively, unless such compensation meets the requirements for a “performance-based” exception to Section 162(m). The compensation committee believes that, because the cash compensation paid to webMethods’ executive officers is expected to be below $1.0 million and the stock options granted to them will meet the requirements for performance-based exceptions, Section 162(m) will not affect the tax deductions available to webMethods with respect to the compensation of its executive officers. The compensation committee tries, to the extent reasonable, to qualify its executive officers’ compensation for deductibility under applicable tax laws. However, webMethods may pay non-deductible compensation to its executive officers from time to time.

Compensation Committee

/s/ GENE RIECHERS

/s/ MICHAEL LEVINTHAL

/s/ ROBERT VASAN

STOCK PRICE PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return data for webMethods’ common stock since February 11, 2000 (the date on which our common stock was first registered under Section 12 of the Securities Exchange Act of 1934 and traded in the public markets) to the cumulative return over such period of the Nasdaq Composite Index and Standard & Poor’s Computer Software and Service Index. The graph assumes that $100 was invested on February 11, 2000, in each of our common stock, the Nasdaq Composite Index and Standard & Poor’s Computer Software and Service Index. The graph further assumes that such amount was initially invested in the common stock of webMethods at a per share price of $35, the price at which the common stock was first offered to the public on the date our stock first traded in the public markets. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

      The audit committee of webMethods’ Board of Directors oversees webMethods’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. webMethods’ Board of Directors has adopted a written charter for the audit committee that was filed with the joint proxy statement/prospectus for the annual meeting of stockholders of webMethods held on August 15, 2000.

      Review and Discussion with Management. The audit committee has reviewed and discussed the consolidated audited financial statements of webMethods, Inc. for the fiscal year ended March 31, 2001 with the management of webMethods.

      Review and Discussion with Independent Public Accountants. The audit committee has discussed with PricewaterhouseCoopers LLP, webMethods’ independent accountants, the matters required to be disclosed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of webMethods’ financial statements.

      The audit committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountants’ independence from webMethods and its related entities), has considered the compatibility of non-audit services with the accountants’ independence and has discussed with PricewaterhouseCoopers LLP their independence from webMethods.

      Conclusion. Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that webMethods’ audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2001 for filing with the Securities and Exchange Commission.

Audit Committee

/s/ GENE RICHARDS

/s/ JAMES GAUER

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Since April 1, 2000, we have not been a party to any transaction or series of transactions involving $60,000 or more and in which any director, executive officer or holder of more than 5% of our capital stock had a material interest other than those described below. Upon the completion of our initial public offering in February 2000, we instituted policies requiring that any transactions, including loans, between us and any of our officers, directors, principal stockholders or affiliates of any of these parties to be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors serving on the Board. In addition, these transactions must be on terms no less favorable to us than could be obtained from an unaffiliated party.

      Jack L. Lewis, a member of the Board of Directors, is affiliated with a professional corporation that is a member of Shaw Pittman, our external legal counsel.

      In April 2000, Active Software (the company we acquired in August 2000) purchased $1.0 million of Series A Preferred Stock and a $1.0 million convertible promissory note issued by LMNJ, Inc., an applications service provider. James P. Gauer, currently a member of the Board of Directors, was then a director of both LMNJ, Inc. and Active Software.

      We granted options to some of our executive officers during fiscal year 2001. See “Executive Compensation” and “Option Grants in Fiscal Year 2001” for more information about option grants to our executive officers. We granted a stock option to acquire 55,188 shares of common stock to Jerry Jasinowski, a member of the Board of Directors, on July 3, 2001 at an exercise price per share of $19.50.

      We have entered into indemnification agreements with each of our directors. In these agreements, among other things, we agree to indemnify our directors for expenses, such as attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us arising out of that person’s services as a director or executive officer of webMethods or any of its subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required to furnish us with copies of all Section 16(a) forms that they file. During our fiscal year 2001, (a) Chase Bailey, then a director, reported an exercise of two stock options in July 2000 on a Form 4 filed in February 2001, (b) Robert Cook, then a director, reported the exercise of a stock option in each of February, March, April and May 2000 on a Form 4 filed in October 2000, (c) Phillip Merrick, Chairman and CEO, reported a December 2000 donation of shares to a charitable foundation on a Form 4 filed in February 2001 and (d) David Mitchell, President and Chief Operating Officer, reported a June 2000 stock option exercise on a Form 4 filed in October 2000. We believe that all directors, officers and stockholders subject to Section 16(a) reporting are current in their reporting obligations thereunder.

      Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope so that your shares may be represented at the meeting.

By Order of the Board of Directors

Jack L. Lewis
Secretary

July 27, 2001

Fairfax, Virginia

PROXY

webMETHODS, INC.
3930 Pender Drive
Fairfax, Virginia 22030

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Mitchell, Mary Dridi, Doug McNitt or any of them, as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock, $0.01 par value, of webMethods, Inc. (the “Company”) held of record by the undersigned on July 11, 2001, at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on September 7, 2001, and at any continuations, adjournments or postponements thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the meeting and any continuations or adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees and FOR Proposals 2 and 3 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE

/\ FOLD AND DETACH HERE /\

Please mark [X]
your votes as
indicated in
this example.

	FOR all nominees listed below (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for all nominees listed below

The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR Proposals 2 and 3.	[ ]		[ ]

1. Election of Directors (To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.)

Nominees James P. Gauer	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Jack L. Lewis	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Gene Riechers	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

2. Proposal to approve an amendment to the webMethods, Inc. Amended and Restated Stock Option Plan as described in the accompanying proxy statement.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the year ending March 31, 2002	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any continuations on adjournments thereof.

This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a partnership, corporation or other legal entity, please print full partnership, corporate or entity name and indicate capacity of duly authorized person executing on behalf of it.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE

Signature:_________________________________________________ Date:_________________________, 2001

Signature:_________________________________________________ Date:_________________________, 2001

Please date and sign here exactly as your name appears hereon.

/\ FOLD AND DETACH HERE /\

ANNUAL MEETING OF STOCKHOLDERS OF
WEBMETHODS, INC.

September 7, 2001

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONES ONLY)

Please call toll-free 1-800-PROXIES (1-800-776-9437) and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE VIA INTERNET

Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number and the proxy card available when you access the web page.

YOUR CONTROL NUMBER IS

WEBMETHODS, INC.
AMENDED AND RESTATED STOCK OPTION PLAN

Appendix pursuant to Instruction 3 of Item 10 of Schedule 14A

1.	PURPOSE.

This Stock Option Plan (hereinafter referred to as this “Plan”) is intended to promote the best interests of the Corporation and its stockholders by (a) enabling the Corporation and any Parent or Subsidiary to attract and retain persons of ability as employees, directors, consultants and advisers, (b) providing an incentive to such persons by affording them an equity participation in the Corporation and (c) rewarding those employees, directors, consultants and advisers who contribute to the operating progress and earning power of the Corporation or any Parent or Subsidiary.

2.	DEFINITIONS.

The following terms shall have the following meanings when used herein unless the context clearly otherwise requires:

A.	“BOARD OF DIRECTORS” means the Board of Directors of the Corporation.

B.	“CODE” means the Internal Revenue Code of 1986, as amended, or any successor provisions.

C.	“COMMON STOCK” means the Common Stock of the Corporation, par value One Cent ($0.01) per share.

D.	“CONTROLLING PARTICIPANT” means any Eligible Person who, immediately before any Option is granted to that particular Eligible Person, directly or indirectly possesses more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

E.	“COMMITTEE” means any committee to which the Board of Directors delegates any responsibility for the implementation, interpretation or administration of this Plan.

F.	“CORPORATION” means webMethods, Inc. a Delaware corporation.

G.	“ELIGIBLE PERSON” means any employee or director of, or consultant or adviser to, the Corporation or any Parent or Subsidiary.

H.	“EXERCISE PRICE” means the price at which a share of Incentive Stock may be purchased by a particular Participant pursuant to the exercise of an Option.

I.	“FAIR MARKET VALUE” means the value of a share of Incentive Stock as determined by the Board of Directors in a manner that the Board of Directors believes to be in accordance with the Code.

J.	“INCENTIVE STOCK” means shares of Common Stock issued pursuant to this Plan.

K.	“ISO” means an Option (or a portion thereof) intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision.

L.	“NQSO” means an Option (or a portion thereof) which is not intended to, or does not, qualify for any reason as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision.

M.	“OPTION” means the right of a Participant to purchase shares of Incentive Stock in accordance with the terms of this Plan and the Stock Option Agreement between such Participant and the Corporation.

N.	“PARENT” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if, at the time of granting of an Option, each of the corporations (other than the Corporation) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

O.	“PARTICIPANT” means any Eligible Person to whom an Option has been granted pursuant to this Plan and who is a party to a Stock Option Agreement.

P.	“SAR” means the right of a Participant to receive cash or other consideration equal to the difference between the Fair Market Value of the Incentive Stock covered by all or any unexercised portion of an Option on the date of exercise of the SAR and the Fair Market Value of such Incentive Stock on the date of grant of the SAR.

Q.	“STOCK OPTION AGREEMENT” means an agreement by and between a Participant and the Corporation setting forth the specific terms and conditions of an Option and/or SAR, which shall establish the specific terms and conditions under which Incentive Stock may be purchased by such Participant pursuant to the exercise of such Option. Such Stock Option Agreement shall be subject to the provisions of this Plan (which shall be incorporated by reference therein) and shall contain such provisions as the Board of Directors, in its sole discretion, may authorize. If such notice so states, written notice delivered to an Eligible Person pursuant to Section 5D hereof shall constitute a Stock Option Agreement for purposes of this Plan.

R.	“SUBSIDIARY” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, at the time of granting of an Option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	ADOPTION AND ADMINISTRATION OF PLAN.

A. This Plan shall become effective upon its adoption by the Board of Directors; provided, however, that if the stockholders of the Corporation shall not approve this Plan, in accordance with applicable state law, within twelve (12) months before or after the adoption of this Plan by the Board of Directors, this Plan shall expire by its terms. No Option, SAR or other award hereunder shall be exercisable or payable in any respect prior to such approval of this Plan by the stockholders of the Corporation.

B. Any Option granted pursuant to this Plan shall be granted within ten (10) years from the date that this Plan is adopted by the Board of Directors or the date that this Plan is approved by the stockholders of the Corporation, whichever is earlier.

C. The Board of Directors shall implement, interpret (except as expressly provided in this Plan) and administer this Plan. Without limiting the powers and authority of the Board of Directors in any respect, the Board of Directors shall have authority (i) to construe and interpret this Plan and any Stock Option Agreement entered into hereunder; (ii) to determine the Fair Market Value of Incentive Stock; (iii) to select Eligible Persons to whom Options may from time to time be granted hereunder; (iv) to determine whether any Option or any portion thereof shall be an ISO or a NQSO; (v) to determine the number of shares of Incentive Stock to be covered by any Option and the Exercise Price applicable to any Option; (vi) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Option and to approve forms of Stock Option Agreement; (vii) to determine whether, and under what circumstances, an Option may be settled or paid in cash or other consideration; (viii) to amend, cancel, accept the surrender of, modify or accelerate the vesting of all or any portion of an Option, including amendments or modifications that may cause an ISO to become a NQSO; (ix) to authorize and implement any amendment, as required by the Code or with the consent of the Participant, to any Stock Option Agreement and the terms of any Option evidenced thereby; and (x) to establish policies and procedures for the exercise of Options and the satisfaction of withholding or other obligations arising in connection therewith.

D. To the extent not prohibited by the General Corporation Law of the State of Delaware or the charter or bylaws of the Corporation, the Board of Directors may delegate any or all of its responsibilities hereunder to the Committee, and all references herein or in any Stock Option Agreement to the Board of Directors shall, to the extent applicable, be deemed to refer to and include the Committee.

E. The Committee shall consist solely of two (2) or more persons who qualify as Outside Directors (within the meaning of Treasury Regulations under Section 162(m) of the Code); provided, however, that the Board of Directors may delegate administrative authority with respect to Eligible Persons who are not reasonably expected to become covered employees within the meaning of Section 162(m) of the Code to a committee of other than Outside Directors.

F. Any action taken by the Board of Directors (or the Committee) with respect to the implementation, interpretation or administration of this Plan shall be final, conclusive and binding.

4.	TOTAL NUMBER OF SHARES OF INCENTIVE STOCK.

The number of shares of Incentive Stock which (a) may be issued in the aggregate by the Corporation under this Plan pursuant to the exercise of Options granted hereunder and (b) may be covered by SARs granted hereunder which have not expired unexercised shall not be more than the total of (x) 20,731,000 plus (y) an annual increase equal to five percent (5%) of the shares of Common Stock outstanding on each April 1, or such lesser number of shares as may be determined by the Board of Directors, commencing on April 1, 2002. The total number of shares of Incentive Stock may be increased only by a resolution adopted by the Board of Directors and approved within twelve (12) months after such adoption by the stockholders of the Corporation in accordance with applicable state law. Such shares of Incentive Stock may be issued out of the authorized and unissued or reacquired Common Stock of the Corporation. Any shares subject to an Option, SAR or portion thereof which expires or is terminated unexercised (unless by virtue of the exercise of an Option or SAR granted in tandem therewith) as to such shares may again be subject to an Option or SAR under this Plan. To the extent there shall be any adjustment pursuant to the provisions of Article 9 hereof, the aforesaid number of shares shall be appropriately so adjusted.

5.	ELIGIBILITY AND AWARDS.

A. The Board of Directors shall determine, at any time and from time to time, (i) any Eligible Person to whom the award of an Option or SAR may further the purposes of this Plan in the view of the Board of Directors, (ii) whether any Option to be awarded to an Eligible Person shall be intended as an ISO or as a NQSO, the number of shares of Incentive Stock to be covered by such Option or a SAR, the Exercise Price of such Option or SAR, whether such Option contains a SAR and all other terms and conditions of such Option, (iii) the Fair Market Value on the date of grant of the Option or SAR and (iv) the terms and conditions of the Stock Option Agreement to evidence such Option or SAR, including the restrictions, if any, applicable to the shares of Incentive Stock that may be acquired upon exercise of any portion of such Option. The Board of Directors may delegate to the appropriate officer or officers of the Corporation the authority to prepare, execute and deliver any Stock Option Agreement evidencing any Option or SAR granted under this Plan; provided, however, that any such Stock Option Agreement shall be consistent with the terms and conditions of this Plan.

B. For any Option intended to qualify as an ISO, in whole or in part, (i) the Eligible Person shall then be an employee of the Corporation or a Parent or Subsidiary, as provided in the Code, (ii) the term during which such Option shall be in effect shall not be greater than ten (10) years provided, however, that the term shall not be greater than five (5) years for any Option granted to a Controlling Participant, (iii) the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value on the date that such Option is granted provided, however, that, if an ISO shall be granted to a Controlling Participant, the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date that such Option is granted and (iv) such Option is exercisable only by the Participant during his or her lifetime and shall be nontransferable by the Participant unless the Stock Option Agreement permits such Option to be transferred by will or the laws of descent and distribution.

C. Subject to adjustment in accordance with Section 9 hereof, no employee shall during any calendar year be granted Options or SARs for more than 1,000,000 shares of Common Stock.

D. As soon as practicable after the Board of Directors determines to award an Option or SAR pursuant to Section 5A hereof, the appropriate officer or officers of the Corporation shall give notice (written or oral) to such effect to each Eligible Person designated to be awarded an Option or SAR, which notice shall be accompanied by a copy or copies of the separate Stock Option Agreement, if any, to be executed by such Eligible Person.

E. Upon receipt of the notice specified in Section 5D hereof, an Eligible Person shall have an Option or SAR, and shall thereby become and be a Participant, only after the due execution and delivery by such

Eligible Person and the Corporation of the separate Stock Option Agreement described in Section 5D, if any, by such date and time as shall be specified in such notice (unless waived by the Corporation). In the event that no separate Stock Option Agreement is required to be executed by an Eligible Person, such Eligible Person shall have an Option or SAR, and become and be a Participant, pursuant to the terms and conditions of the notice specified in Section 5D, which notice shall constitute the Stock Option Agreement.

F. In the event that the Corporation or any Parent or Subsidiary assumes an option granted by another entity, which option is to be covered by this Plan and upon the exercise of which shares of Incentive Stock are to be issued, the terms and conditions of such option shall remain unchanged (except the exercise price and the number and nature of shares issuable upon exercise thereof, which shall be adjusted appropriately in accordance with the Code, and references to such other entity, which shall be deemed to refer to the Corporation). In the event that the Board of Directors elects to grant an Option or SAR under this Plan to replace an option or SAR granted by another entity (rather than assume such option or SAR), the holder of such option or SAR shall be eligible to receive such replacement Option or SAR, which may be granted with a similarly-adjusted Exercise Price.

6.	EXERCISE AND TERMINATION OF OPTIONS.

A. An Option of a Participant may be exercised during the period such Option is in effect and as set forth herein and in the Stock Option Agreement, and only if compliance with all applicable Federal and state securities laws can be effected. An Option may be exercised only by (i) the Participant’s completion, execution and delivery to the Corporation of a notice of such Participant’s exercise of such Option and an “investment letter” (if required by the Corporation) as supplied by the Corporation and (ii) the payment to the Corporation of the aggregate Exercise Price, in accordance with Section 6 hereof and the Stock Option Agreement, for the shares of Incentive Stock to be purchased pursuant to such exercise (as shall be specified by such Participant in such notice). Except as specifically provided by a duly executed Stock Option Agreement or unless waived by the Board of Directors, an Option or any of the rights thereunder may be exercised by such Participant only, and may not be transferred or assigned, voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession).

B. Payment by each Participant for the shares of Incentive Stock purchased hereunder upon the exercise of an Option shall be made by good check or in accordance with the terms of any Stock Option Agreement executed by such Participant.

C. The Board of Directors at any time or from time to time may offer to buy out for a payment in cash or Incentive Stock all or a portion of an outstanding Option held by a Participant, based on such terms and conditions as the Board of Directors shall establish and communicate to the Participant at the time that such offer is made. The Board of Directors may provide for the surrender of all or any portion of an Option in satisfaction of specified obligations of a Participant, including tax withholding obligations.

D. As a condition to the exercise of any Option or SAR (for non-cash consideration), the Corporation shall have the right to require that the Participant (or the recipient of any shares of Incentive Stock or noncash consideration) remit to the Corporation or any Parent or Subsidiary an amount calculated by the Corporation to be sufficient to satisfy applicable Federal, state, foreign or local withholding tax requirements prior to the delivery of any stock certificate evidencing shares of Incentive Stock or other form of non-cash consideration; in lieu thereof, the Participant may satisfy applicable withholding tax requirements by electing to have the Corporation withhold from the Incentive Stock issuable upon exercise of an Option a number of whole shares having a Fair Market Value (determined on the date that the amount of tax to be withheld is to be fixed) at least equal to the aggregate amount required to be withheld. Whenever any payments are to be made in cash (upon the exercise of a SAR or otherwise), the Corporation shall be entitled, in its sole discretion, to deduct from such payment such amount calculated by the Corporation to be sufficient to satisfy applicable Federal, state, foreign or local withholding tax requirements thereon.

7.	COSTS AND EXPENSES.

All costs and expenses with respect to the adoption, implementation, interpretation and administration of this Plan shall be borne by the Corporation; provided, however, that, except as otherwise specifically provided in this Plan or the applicable Stock Option Agreement between the Corporation and a Participant, the Corporation shall not be obligated to pay any costs or expenses (including legal fees) incurred by any Participant in connection with any Stock Option Agreement, this Plan or any Option, SAR or Incentive Stock held by any Participant.

8.	NO PRIOR RIGHT OF AWARD.

Nothing in this Plan shall be deemed to give any director, officer or employee of, or advisor or consultant to, the Corporation or any Parent or Subsidiary, or such person’s legal representatives or assigns, or any other person or entity claiming under or through such person, any contract or other right to participate in the benefits of this Plan. Nothing in this Plan shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Corporation or any Parent or Subsidiary shall continue to employ, retain or engage any individual (whether or not a Participant). This Plan shall not affect in any way the right of the Corporation and any Parent or Subsidiary to terminate the employment or engagement of any individual (whether or not a Participant) at any time and for any reason whatsoever and to remove any individual (whether or not a Participant) from any position as a director or officer. No change of a Participant’s duties as an employee of the Corporation or any Parent or Subsidiary shall result in a modification of the terms of any rights of such Participant under this Plan or any Stock Option Agreement executed by such Participant.

9.	CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Corporation and the provisions of the General Corporation Law of the State of Delaware, the number of shares of Incentive Stock represented by the unexercised portion of an Option or SAR and the number of shares of Incentive Stock which has been authorized or reserved for issuance hereunder (whether such shares are unissued, reacquired or subject to an Option or SAR that expired, was cancelled, surrendered or terminated unexercised as to such shares), as well as the Exercise Price under the unexercised portion of an Option or SAR, shall be proportionately adjusted for (a) a division, combination or reclassification of any of the shares of

Common Stock of the Corporation or (b) a dividend payable in shares of Common Stock of the Corporation.

10.	AMENDMENT OR TERMINATION OF PLAN.

Except as otherwise provided herein, this Plan may be amended or terminated in whole or in part by the Board of Directors (in its sole discretion), but no such action shall adversely affect or alter any right or obligation with respect to any Option, SAR or Stock Option Agreement then in effect, except to the extent that any such action shall be required or desirable (in the opinion of the Corporation or its counsel) so that any Option intended to qualify as an ISO complies with the Code or any rule or regulation promulgated or proposed thereunder.

11.	BURDEN AND BENEFIT.

The terms and provisions of this Plan shall be binding upon, and shall inure to the benefit of, each Participant and such Participant’s executors and administrators, estate, heirs and personal and legal representatives.

12.	HEADINGS.

The headings and other captions contained in this Plan are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Plan.

13.	INTERPRETATION.

Notwithstanding any provision of this Plan or any provision of any Stock Option Agreement evidencing an Option that is intended, in whole or in part, to qualify as an ISO, this Plan and each such Stock Option Agreement are intended to comply with all requirements for qualification under the Code and with any rule or regulation promulgated or proposed thereunder, and shall be interpreted and construed in a manner which is consistent with this Plan and each such Stock Option Agreement being so qualified. This Plan shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware (other than rules of conflicts-of-law or choice-of-law).